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                                                                Exhibit 99.2


        [LETTERHEAD OF CHARLES E. SMITH RESIDENTIAL REALTY, INC.]



                                                           December __, 1998


Dear Fellow Shareholder:

         Your Board of Directors is pleased to announce that on December 2, 1998, it adopted a Shareholder Rights Plan to further protect your rights and investment in Charles E. Smith Residential Realty, Inc. More than 2,000 publicly-traded companies, including over 60 real estate investment trusts, have also adopted rights plans similar to the Plan adopted by the Board of Directors. The Plan augments other deterrents currently in place designed to protect all shareholders of the Company against hostile acquirors who may seek to gain control of the Company through coercive or unfair tactics, without paying all shareholders a full and fair price, or without providing the Company's Board of Directors a real opportunity to determine the future of the Company and to protect the value of your investment. It has not been adopted in response to any current acquisition proposal. The rights are not intended to and will not prevent a fair and equitable takeover of the Company, but they will cause a substantial dilution to the holdings of any person or group that attempts to acquire the Company in a manner or on terms not approved by the Board of Directors.

         In furtherance of this Plan, the Board has authorized and declared a special distribution of "rights" on its outstanding shares of common stock. The enclosed summary describes the principal features of the Plan, including the terms of the rights. This summary contains important information and we urge you to read it carefully and keep it with your share records. As explained in further detail in the summary, the rights will become exercisable if, and only if, certain future events occur, and you do not need to take any action now with respect to your shares.

         The distribution of these rights will not in any way affect the financial strength of the Company or interfere with its business plans. The distribution will not change the way in which you can currently trade the Company's shares, nor will it be dilutive of your interest in the Company or change reported financial results. While the distribution of the rights will not be taxable either to you or to the Company, shareholders may, depending on their individual circumstances, recognize taxable income should the rights become exercisable.

         While the Board is aware that some believe that such rights plans may deter legitimate acquisition proposals, it carefully

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considered these arguments and concluded that they were speculative and did not justify denying shareholders the protection which the Plan will afford against abusive takeover tactics.

         Our overriding objective is to preserve and enhance the Company's value for all shareholders. In declaring the rights distribution, your Board of Directors has expressed its confidence in the Company's future and its determination that you be given every opportunity to participate fully in that future.

Very truly yours,



--------------------------------------    --------------------------------------
Robert H. Smith                           Robert P. Kogod
Co-Chairman of the Board of Directors     Co-Chairman of the Board of Directors
and Co-Chief Executive Officer            and Co-Chief Executive Officer